Exhibit 99.1

Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports Second Quarter 2013 Financial Results

•

Positive cash flow for the quarter and first half of 2013

•

Acquisition of WorkflowOne announced

•

Credit facility renewed and increased

DAYTON, Ohio (August 1, 2013) – Standard Register (NYSE: SR) today announced its financial results for the second quarter of 2013. The Company reported revenue of $136.8 million and a net loss of $4.8 million or $0.80 per share. The results compare to second quarter 2012 revenue of $155.1 million and a net loss of $1.1 million or $0.19 per share. The number of shares and net income/loss per share for prior periods have been adjusted on a retroactive basis to reflect the Company’s 1-for-5 reverse stock split, which was effective May 9, 2013.

Non-GAAP net income, after adjustments for pension loss amortization, pension settlement, restructuring charges and related tax effects, was $1.5 million or $0.25 per share compared to $3.8 million or $0.66 per share for the second quarter of 2012.

In a separate announcement this morning, Standard Register said that it has acquired WorkflowOne, a printing and document management firm with complementary business and market presence. The announcement also contained information on Standard Register’s renewal and expansion of its credit facility.

“Although we still face the volatility of a declining market for our traditional printing products, the investments we have made in technology-enabled solutions have created a portfolio with increasing relevance in the market,” said Joseph P. Morgan, Jr., president and chief executive officer. “We are particularly enthused with the near-term and long-term value creation benefits of the acquisition announced this morning. Along with the increased capabilities from combining our sales and operations with those of WorkflowOne, we are looking to the future of our industry and positioning our company for incremental growth opportunities by utilizing the cash flow from our now larger manufacturing network to invest in workflow, communications and analytics innovation. This is a bold move at the right time with the right financial structure. It makes our pension obligation more manageable, and gives us additional resources to execute within our strategy.”

Second Quarter Results

Total revenue declined 11.8 percent to $136.8 million compared to $155.1 million in the prior year quarter. The decline was primarily the result of reduced volumes in printed clinical forms and transactional documents.

Healthcare revenue declined 12.0 percent to $48.2 million compared to $54.8 million in the second quarter of 2012. Operating profit declined to $1.8 million from $3.8 million in the prior year quarter. Healthcare technology-enabled solutions sales to both new and existing customers continued to be strong during the quarter, offsetting some of the volume decline in clinical documents and the effect of large one-time projects in the first and second quarters of 2012.

Business Solutions revenue declined 11.7 percent to $88.6 million from $100.3 million in the second quarter last year. Approximately half of this decline is due to reductions in revenue with a large financial services customer that reorganized its distribution channels and restructured operations. Revenue from this customer declined $6.0 million during the quarter. The decline in revenue from this customer is expected to slow during the second half of the year and to total $18 to $20 million for the year. Lower volumes in printed documents also contributed to the revenue decline. Operating profit declined to $0.9 million compared to $2.6 million last year.

Gross margin as a percentage of revenue decreased to 28.5 percent from 30.0 percent for the same quarter last year. Pricing pressure and declines in volume contributed to the change. Selling, general and administrative (SG&A) expenses declined 5.7 percent in the quarter reflecting the realization of the restructuring and cost reduction efforts.

First Half of Year Results

Total revenues declined 11.0 percent to $278.4 million and the Company incurred a net loss of $6.8 million or $1.15 per share for the first half of 2013, compared to revenue of $312.7 million and a net loss of $6.2 million or $1.07 per share for the first half of 2012.

Non-GAAP net income, after adjustments for pension loss amortization, pension settlement, restructuring charges and related tax effects, was $4.8 million or $0.82 per share compared to $5.7 million or $0.98 per share for the first half of 2012.

Healthcare revenues declined 12.6 percent to $97.7 million from $111.8 million in the first half of 2012. Operating profit for the first half of 2013 was $3.9 million compared to $6.3 million for the prior year.

Business Solutions revenues declined 10.1 percent to $180.7 million from $200.9 million in the first half of the prior year. Operating profit increased by 16.5 percent to $3.8 million from $3.3 million.

Consolidated gross margin as a percent of revenue was 29.1 percent in the first half of 2013 compared to 30.3 percent for the same period in 2012. SG&A expense declined 10.7% in the first half of 2013 to $85.4 million from $95.6 million in the prior year.

Capital expenditures were $6.3 million compared to $1.2 million in the first half of last year. The company continues to invest in its Jeffersonville, Ind., digital print and distribution Center of Excellence, which has begun operations. Investments were also made in software technology and an upgrade to the SMARTworks® workflow platform that was released during the quarter.

The Company contributed $10.5 million to its qualified pension plan in the first half of 2013 compared to $13.5 million in the first half of 2012. Total pension contributions for 2013 are expected to be $24.8 million compared to $22.7 million of contributions made in 2012. The Company is encouraged by the recent rise in long-term interest rates. If rates hold at their present level, the Company’s pension liability would be reduced at the end of 2013 by an actuarial gain.

Cash flow on a net debt basis was positive by $1.2 million for the first half of 2013 compared to negative cash flow of $0.7 million for the first half of 2012.

Acquisition of WorkflowOne

Standard Register announced today that it has acquired WorkflowOne in a transaction valued at $218 million, financed by assuming $210 million of long-term debt and the issuance of warrants with an estimated value of $8 million. The transaction advances Standard Register’s revenue position, enhances its product and solutions portfolio, broadens its customer base, improves its cost structure and provides greater financial flexibility and stability.

Standard Register expects to achieve $1 billion in annual revenue and $40 million in annual savings when the integration of the two companies is complete. The acquisition is expected to deliver value creation benefits immediately from combined sales and operating capabilities and to improve 2013 EBITDA (a non-GAAP measure of earnings before interest, taxes, depreciation and amortization). The Company will go to market under the Standard Register corporate umbrella and will rapidly integrate its operations. WorkflowOne will initially operate as a subsidiary of Standard Register. Joseph P. Morgan, Jr., president and chief executive officer of Standard Register, will lead the combined company. Timothy A. Tatman, former president and chief executive officer of WorkflowOne, will serve in an advisory capacity through the integration.

Renewal and Expansion of Credit Facility

Standard Register announced today that it has completed an early renewal and an expansion of its credit facility. The Company entered into a five-year $125 million senior-secured asset-based credit facility that provides additional liquidity and the ability to capitalize on opportunities for growth aligned with its strategic objectives. The new facility amends and extends its existing credit facility, which was due to mature on March 31, 2014. The facility is secured by the Company’s existing and future working capital assets. Proceeds from the new credit facility will be used for financing working capital, expanding investment and for general corporate purposes for the newly combined company. Bank of America, N.A. is the Lead Arranger for the credit facility.

Adjustment of Earnings Per Share due to Reverse Split

All references to shares of common stock and per share data for all periods presented in the accompanying unaudited financial statements have been adjusted to reflect the reverse stock split on a retroactive basis.

Conference Call

Standard Register’s President and Chief Executive Officer Joseph P. Morgan, Jr., and Chief Financial Officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Thursday, August 1, 2013, to review the second quarter results and the transaction announced this morning. The call can be accessed via an audio webcast accessible at http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE:SR), is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of workflow, communications and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing and retail markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measure Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance including non-GAAP net income and earnings per share and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management evaluates the Company’s results, excluding pension loss amortization, pension settlements, restructuring charges and certain adjustments to the deferred tax valuation allowance. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

		THE STANDARD REGISTER COMPANY
		CONSOLIDATED STATEMENTS OF OPERATIONS
		(In thousands, except per share amounts)
		(Unaudited)
Second Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
Jun 30, 2013	Jul 1, 2012		Jun 30, 2013	Jul 1, 2012

$136,817	$155,067	TOTAL REVENUE	$278,437	$312,716

97,762	108,473	COST OF SALES	197,462	217,921

39,055	46,594	GROSS MARGIN	80,975	94,795

		OPERATING EXPENSES
42,794	45,380	Selling, general and administrative	85,386	95,595
—	—	Pension settlement	—	983
193	1,490	Restructuring and other exit costs	819	2,612

42,987	46,870	TOTAL OPERATING EXPENSES	86,205	99,190

(3,932)	(276)	LOSS FROM OPERATIONS	(5,230)	(4,395)

		OTHER INCOME (EXPENSE)
(530)	(685)	Interest expense	(1,154)	(1,389)
59	23	Other income	58	39
(471)	(662)	Total other expense	(1,096)	(1,350)

(4,403)	(938)	LOSS BEFORE INCOME TAXES	(6,326)	(5,745)

307	197	Income tax expense	434	502

$(4,710)	$(1,135)	NET LOSS	$(6,760)	$(6,247)

5,925	5,840	Average Number of Shares Outstanding - Basic	5,898	5,831
5,925	5,840	Average Number of Shares Outstanding - Diluted	5,898	5,831

$(0.80)	$(0.19)	BASIC AND DILUTED LOSS PER SHARE	$(1.15)	$(1.07)

$—	$—	Dividends per share declared for the period	$—	$0.25

		MEMO:
$4,938	$6,148	Depreciation and amortization	$10,004	$11,970
$6,898	$5,773	Pension loss amortization	$13,796	$11,558

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		SEGMENT OPERATING RESULTS
		(In thousands)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
Jun 30, 2013	Jul 1, 2012		Jun 30, 2013	Jul 1, 2012
		REVENUE
$48,176	$54,763	Healthcare	$97,671	$111,813
88,641	100,304	Business Solutions	180,766	200,903
$136,817	$155,067	Total Revenue	$278,437	$312,716

		NET (LOSS) INCOME BEFORE TAXES
$1,769	$3,774	Healthcare	$3,905	$6,342
894	2,613	Business Solutions	3,828	3,285
(7,066)	(7,325)	Unallocated	(14,059)	(15,372)
$(4,403)	$(938)	Total Net Loss Before Taxes	$(6,326)	$(5,745)

CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	Jun 30, 2013	Dec 30, 2012
ASSETS
Cash and cash equivalents	$481	$1,012
Accounts receivable	99,423	104,513
Inventories	41,930	44,281
Other current assets	10,398	9,248
Total current assets	152,232	159,054

Plant and equipment	56,310	58,923
Goodwill and intangible assets	12,909	13,389
Deferred taxes	22,765	22,765
Other assets	5,384	5,773
Total assets	$249,600	$259,904

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$73,001	$74,832
Deferred compensation	2,907	3,498
Long-term debt	46,244	49,159
Pension benefit liability	239,410	252,665
Other long-term liabilities	6,901	6,610
Shareholders' deficit	(118,863)	(126,860)

Total liabilities and shareholders' deficit	$249,600	$259,904

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CONSOLIDATED STATEMENTS OF CASHFLOWS
(In thousands)
(Unaudited)
	Y-T-D
	26 Weeks Ended	26 Weeks Ended
	Jun 30, 2013	Jul 1, 2012

Net loss plus non-cash items	$17,761	$21,290
Working capital	5,516	4,168
Restructuring payments	(1,329)	(3,646)
Contributions to qualified pension plan	(10,521)	(13,500)
Other	(2,608)	(5,104)
Net cash provided by operating activities	8,819	3,208

Capital expenditures	(6,301)	(1,239)
Proceeds from sale of equipment	88	64
Net cash used in investing activities	(6,213)	(1,175)

Net change in borrowings under credit facility	(1,729)	(55)
Principal payments on long-term debt	(1,193)	(1,352)
Dividends paid	—	(1,500)
Other	(200)	(5)
Net cash used in financing activities	(3,122)	(2,912)

Effect of exchange rate	(15)	66

Net change in cash	$(531)	$(813)

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		RECONCILIATION OF GAAP TO NON-GAAP MEASURES
		(In thousands, except per share amounts)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
Jun 30, 2013	Jul 1, 2012		Jun 30, 2013	Jul 1, 2012
$(4,710)	$(1,135)	GAAP Net Loss	$(6,760)	$(6,247)
		Adjustments:
6,898	5,773	Pension loss amortization	13,796	11,558
—	—	Pension settlement	—	983
193	1,490	Restructuring charges	819	2,612
(2,795)	(2,865)	Tax effect of adjustments (at statutory tax rates)	(5,760)	(5,978)
1,912	564	Deferred tax valuation allowance	2,746	2,796
$1,498	$3,827	Non-GAAP Net Income	$4,841	$5,724

$(0.80)	$(0.19)	GAAP Loss Per Share	$(1.15)	$(1.07)
		Adjustments, net of tax:
0.71	0.60	Pension loss amortization	1.42	1.20
—	—	Pension settlement	—	0.10
0.02	0.15	Restructuring charges	0.08	0.27
0.32	0.10	Deferred tax valuation allowance	0.47	0.48
$0.25	$0.66	Non-GAAP Income Per Share	$0.82	$0.98

		GAAP Net Cash Flow	$(531)	$(813)
		Adjustments:
		Credit facility paid (borrowed)	1,729	55
		Non-GAAP Net Cash Flow	$1,198	$(758)